Exhibit 6.6

ADVISORY BOARD MEMBER CONSULTING AGREEMENT

This Advisory Board (the “AB”) Member Consulting Agreement (the “Agreement”) is made as of November 15, 2025, by and between SETO Holdings, Inc., a Nevada corporation (the “Company”), and Anthony J. Bash (“Consultant”). Each of the Company and Consultant are a “Party” and, collectively, the “Parties”.

RECITALS

A.	The Company has formed an Advisory Board (the AB) to assist it in the and development and business activities.

B.	The Company wishes to engage the services of Consultant, as a member of the AB, to provide the services set forth below, and Consultant wishes to provide such services.

NOW, THEREFORE, in consideration of the covenants hereinafter stated, the Parties agree as follows:

1.Consulting Services. Consultant shall provide general services to Company (the “Services”) as a member of the AB, including with respect to the following:

(a)Consulting services with respect to Functional Beverages, Production Strategy and Operations, Investor Positioning and Capital Markets Insight, Brand Portfolio Development and Category Growth, Strategic Partnerships and Joint Ventures, M&A and Incubation Opportunities and Capital Raise Strategy, Structure, and Placement;

(b)Liason and connector services connector with key industry stakeholders and operators including, without limitation, Aiko Brands, Hi-Flow Beverage, El Hempé Spirits and MacArthur Fund, including its affiliates; and

(c)Participating in conference calls, as reasonably available, with the Company’s executives and/or senior staff during normal business hours.

2.Consulting Compensation.

(a) In consideration for entering into this Agreement and the Services rendered to the Company, the Company shall issue and deliver to Consultant 1,000,000 restricted shares of the Company’s common stock upon the mutual execution of this Agreement and, for each successive year of service, $25,000 worth of common stock of the Company, which shall be deemed to have been fully earned upon issuance and valued at the average closing price of the common stock for the 20 trading days immediately preceding the anniversary date of this Agreement.

(b)In the sole discretion of the Company, additional equity and/or cash bonuses may be awarded to Consultant for Consultant’s achieving significant achievements, including, without limitation, successful capital introductions or closings, strategic distribution or brand development partnerships, major product development or production milestones and corporate development, M&A or joint venture support.

(c)The Company shall also reimburse Consultant for all reasonable out-of-pocket expenses actually incurred by Consultant in performance of the Services; provided, however, that the expenses shall be first approved in writing by the Company. Consultant shall present to the Company supporting documentation and a detailed explanation of expenses incurred.

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3.Proprietary Rights.

(a)Proprietary Rights Created Outside of Performance of Services. Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Consultant may conceive or make either alone or in conjunction with others, prior to the term of this Agreement or during the term of this Agreement that were not developed in connection with the Services performed hereunder, shall remain the exclusive property throughout the world of Consultant.

(b)Proprietary Rights Created in Performance of Services. All work arising from the Services performed hereunder and all materials and products developed or prepared for the Company by Consultant in connection with the Services performed hereunder are the exclusive property throughout the world of the Company, and all right, title and interest therein shall vest in the Company. All documentation and other copyrightable materials developed or prepared by Consultant in connection with the Services performed hereunder shall be deemed to be “works made for hire” in the course of the Services rendered hereunder. To the extent that title to any works arising from the performance of the Services hereunder may not, by operation of law, vest in the Company, or such works may not be considered “works made for hire,” all right, title and interest therein, including, without limitation, all copyrights, are hereby irrevocably assigned to the Company. Any and all inventions, discoveries, processes, ideas, methods, designs and know-how, whether or not patentable, which Consultant may conceive or make either alone or in conjunction with others, during the term of this Agreement, which in any way pertain to or are connected with the Services, shall be the sole and exclusive property throughout the world of the Company; and Consultant, whenever requested to do so by the Company or any subsidiary and/or affiliate thereof, at the Company’s expense, and without further compensation or consideration, shall promptly execute any and all applications, assignments and other instruments and perform such acts which the Company shall deem necessary or advisable in order to apply for and obtain copyrights, letters, patent and other applicable statutory protection throughout the world for said inventions, ideas and discoveries, and in order to assign and convey to the Company the sole and exclusive right, title and interest throughout the world in and to said inventions, discoveries, processes, ideas, methods, designs and know-how, or any applications, copyrights or patents thereof.

4.Confidentiality. All inventions, ideas and discoveries which shall become Company’s property pursuant to Section 3 hereof shall be held secret and confidential by Consultant. Further, during and after the performance by Consultant of the Services and the term of this Agreement, Consultant will not use or disclose or allow anyone else to use or disclose to any third party any “Confidential Information” (as defined below) relating to the Company, its products, its research and development, its supplies or customers and the Services to be provided hereunder except as may be necessary in the performance of the Services or as may be authorized in writing in advance by an appropriate officer of the Company. Consultant acknowledges that the foregoing limitation expressly prohibits any use or disclosure of any Confidential Information by Consultant pursuant to lectures or scientific or technical papers or publications. “Confidential Information” includes any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of the Company or any clients, customers, consultants, licensees or affiliates. “Confidential Information” shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of Consultant. All written information, drawings, documents and other materials prepared by Consultant in the performance of the Services hereunder shall be the Company’s sole and exclusive property, and will be delivered to the Company upon expiration or termination of this Agreement, together with all Confidential Information, if any, that may have been furnished to Consultant hereunder.

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5.Other Agreements. Consultant hereby represents that Consultant is not a party to any other agreements or commitments that would hinder Consultant’s performance of the Services, other than those disclosed to Company in advance of the execution of this Agreement.

6.Term and Termination. This Agreement shall commence on the date hereof and, unless earlier terminated as provided below, shall continue until one (1) year from the date hereof and shall automatically renew for additional one (1) year periods, for up to two (2) subsequent years, unless terminated earlier in accordance with the terms of this Agreement. Either party shall have the right to terminate this Agreement without cause upon thirty (30) days’ prior written notice to the other party. The provisions of Paragraphs 3 and 4 shall survive and continue after expiration or termination of this Agreement.

7.Independent Contractor. Consultant is an independent contractor. Consultant shall not be deemed for any purpose to be an employee or agent of the Company, and neither party shall have the power or authority to bind the other party to any contract or obligation. The Company shall not be responsible to Consultant or any governing body for any payroll-related taxes or insurance related to the performance of the terms of this Agreement.

8.Disclosure. Consultant acknowledges and agrees that Company may publicly disclose that Consultant is a member of Company’s Advisory Board.

9.Assignment. Consultant may not assign any of his obligations hereunder without the prior written consent of the Company, which may be withheld in its sole discretion.

10.Notices. All notification and communications hereunder shall be in writing. All notifications made to Company under this Agreement shall be made to the following address:

SETO Holdings, Inc.

6231 Columbia Park Road, Hyattsville, Maryland 20785

janon@seto-holdings.com

All notifications made to Consultant shall be made to Consultant at the address set forth opposite Consultant’s name on the signature page hereof.

11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12.Modifications. No modification, amendment, supplement to or waiver of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

13.Severability. In the event any one or more of the provisions of this Agreement is held to be invalid or otherwise unenforceable, the enforceability of the remaining provisions shall be unimpaired.

14.Entire Agreement. This Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements.

15.Counterparts. This Agreement may be executed in separate counterparts and shall become effective when the separate counterparts have been exchanged between the parties.

[ SIGNATURE PAGE FOLLOWS ]

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[ Signature Page to Advisory Board Member Consulting Agreement ]

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be duly executed as of the date first above written.

THE COMPANY:

SETO HOLDINGS, INC.

By: /s/ Janon Costley

Janon Costley

Chief Executive Officer

CONSULTANT:

/s/ Anthony J. Bash

Anthony J. Bash

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